Exhibit 99.1

Press Release

Ikanos Communications Announces Results for the

First Quarter 2014

First Quarter Highlights

•	Revenue of $14.5 million
•	GAAP net loss of $(10.3) million, or $(0.10) per share
•	Ending cash, cash equivalents and short-term investments of $33.7 million

FREMONT, Calif., April 29, 2014 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the digital home, today announced its financial results for the first quarter of 2014, ended March 30, 2014.

“We achieved first quarter revenue and gross profits within our guidance, with revenue of $14.5 million and a GAAP gross profit of 49%, while recording operating expenses of $17.5 million, near the mid-point of our guidance,” said Dennis Bencala, CFO of Ikanos. “During the quarter, we continued to effectively manage our business and cash position, with cash totaling $33.7 million and inventory of $1.3 million at quarter end.”

Omid Tahernia, president and CEO of Ikanos, said, “Our design win pipeline and new product revenue continued with positive momentum into 2014. We ended the first quarter with several new design wins for both access and gateway processors. For the first time, we have a Velocity™-3 based OEM system in a large carrier lab being qualified for deployment. We are also seeing very positive progress with our diversification strategy, winning new tenders in South America for 2014 revenue. The demand for our Vx500 gateway processor family is also on the rise. We announced our first LTE gateway design win with this new family at Mobile World Congress in February, and anticipate more OEM and ODM design activities in the second quarter.”

Financial Details

Ikanos reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. Non-GAAP net income (loss), non-GAAP gross profits and non-GAAP operating expenses, where applicable, exclude the income statement effects of stock-based compensation and the amortization of intangible assets. Ikanos has provided these measures because its management believes these additional non-GAAP measures are useful to investors for performing financial analysis as these additional measures highlight Ikanos’ recurring operating results. Ikanos’ management uses these non-GAAP measures internally to evaluate its operating performance and to plan for its future. However, non-GAAP measures are not a substitute for GAAP reporting. For a reconciliation of GAAP versus non-GAAP financial information, please see the attached schedules.

First Quarter 2014 Results

Revenue for the first quarter of 2014 was $14.5 million, compared to revenue of $26.2 million for the first quarter of 2013 and revenue of $17.6 million for the fourth quarter of 2013. GAAP gross profit for the first quarter of 2014 was 49%, compared to a GAAP gross profit of 53% for the first quarter of 2013 and GAAP gross profit of 50% for the fourth quarter of 2013.

Non-GAAP gross profit for the first quarter of 2014 was 50%, compared to a non-GAAP gross profit of 54% for the first quarter of 2013 and 51% for the fourth quarter of 2013.

GAAP operating expenses for the first quarter of 2014 were $17.5 million, compared to operating expenses of $18.3 million for the first quarter of 2013 and operating expenses of $17.1 million for the fourth quarter of 2013.

Non-GAAP operating expenses for the first quarter of 2014 were $16.5 million, compared to non-GAAP operating expenses of $17.3 million for the first quarter of 2013 and non-GAAP operating expenses of $16.2 million for the fourth quarter of 2013.

GAAP net loss for the first quarter of 2014 was $(10.3) million, or a loss of $(0.10) per share on 98.7 million weighted average shares outstanding, compared to a GAAP net loss of $(4.4) million, or $(0.06) per share on 70.4 million weighted average shares outstanding, for the first quarter of 2013 and a GAAP net loss of $(8.6) million, or $(0.10) per share on 85.6 million weighted shares outstanding, for the fourth quarter of 2013.

Non-GAAP net loss for the first quarter of 2014 was $(9.2) million, or a loss of $(0.09) per share on 98.7 million weighted average shares outstanding, compared to a non-GAAP net loss of $(3.3) million, or $(0.05) per share on 70.4 million weighted average shares outstanding, for the first quarter of 2013 and a non-GAAP loss of $(7.6) million, or $(0.09) per share on 85.6 million weighted average shares outstanding, for the fourth quarter of 2013.

Cash and cash equivalents and short-term investments at the end of the first quarter of 2014 were $33.7 million, compared to $39.5 million at the end of the fourth quarter of 2013. Additionally, at the end of the first quarter of 2014, inventory was $1.3 million, compared to $2.0 million at the end of the fourth quarter of 2013. Current liabilities at the end of the first quarter of 2014 were $22.5 million, compared to $24.9 million at the end of the fourth quarter of 2013. For both the first quarter of 2014 and fourth quarter of 2013, current liabilities include an accounts receivable backed, revolving line of credit advance of $8.5 million and $12.0 million, respectively.

For a more complete review of our 2014 results and year-over-year comparisons please see the attached financial schedules.

Outlook

Revenue is expected to be between $11 million and $13 million for the second quarter of 2014.

“The key factor contributing to the short-term decline in overall revenue was the lower demand in certain maturing markets, namely Japan and Korea, which have had a significant impact on our legacy product revenue,” said Tahernia. “Revenue in Korea in particular dropped to historic lows. This is a trend we expect to continue to see in those regions. However, we anticipate great demand for G.fast in both regions which should present the next cycle of growth for Ikanos.”

GAAP gross profit for the second quarter of 2014 is expected to be between 46% and 48%. Non-GAAP gross profit is expected to be between 47% and 49% for second quarter of 2014. GAAP operating expenses for second quarter of 2014 are expected to be in the range of $17.5 million to $18.5 million. Non-GAAP operating expenses are expected to be in the range of $16.5 million to $17.5 million for second quarter of 2014. GAAP net loss for second quarter of 2014 is expected to be in the range of approximately $(11.6) million to $(13.7) million, or a GAAP loss per share of $(0.12) to $(0.14). Non-GAAP net loss is expected to be in the range of approximately $(10.4) million to $(12.6) million, or a non-GAAP loss per share of $(0.11) to $(0.13).

First Quarter Conference Call

Management will review the first quarter financial results and its expectations for subsequent periods at a conference call on April 29, 2014 at 1:30 p.m. Pacific Time. To listen to the call, please visit http://www.ikanos.com/investor/irevents/ and click on the link provided for the webcast or dial (888) 438-5525 and enter conference ID 2023583. The webcast will be archived and available for 90 days at http://www.ikanos.com/investor/irevents/. A replay of the conference call will be accessible until July 28, 2014 by dialing (888) 203-1112 and entering conference ID 2023583.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. The company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2014 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos and the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, inSIGHT, Neos, Ikanos Velocity, and Ikanos NodeScale are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Some of the statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. These forward-looking statements include statements that reflect the current views of our senior management with respect to future events with respect to our business and our industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “anticipate,” “estimate,” and similar statements of a future or forward-looking nature identify forward-looking statements.

Forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following: design win pipeline and new product revenue momentum may not continue as anticipated or at all; that new designs and design wins will result in sales of our products at the levels anticipated, or at all; that our lab trials will be successful and, if successful, will eventually result in field trials or market deployments; that the delays in new customer product ramps will continue longer than anticipated; that the rate of acceptance of our new and future products, including our G.fast products, by our customers and telecommunications service providers may be lower than anticipated; our ability to complete future products, including our G.fast products, when anticipated or at all; that the unfavorable trends in certain maturing markets, such as Japan and Korea, will continue longer than anticipated; that our design win pipeline will continue to expand as anticipated; macroeconomic or other conditions which may cause our customers to defer purchasing plans or cancel any purchasing plans altogether despite successful design wins or successful field trials; the continued demand by telecommunications service providers for our specific xDSL semiconductor products; our ability to continue to effectively manage our business and cash position; the failure of telecommunications service providers to implement deployment plans on schedule, or at all, despite increased performance results; our ability to generate demand and close transactions for the sale of our products; competition in the markets in which we operate; and the fact that the products we sell may not satisfy shifting customer demand or compete successfully with our competitors’ products. For a more detailed discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see our reports filed with SEC (available at www.sec.gov), including our Annual Report on Form 10-K filed on February 28, 2014.

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 30, 2014	December 29, 2013	March 31, 2013
Revenue	$14,513	$17,582	$26,152
Cost of revenue	7,436	8,806	12,196

Gross profit	7,077	8,776	13,956

Operating expenses:
Research and development	12,676	12,503	13,518
Selling, general and administrative	4,821	4,589	4,772

Total operating expenses	17,497	17,092	18,290

Loss from operations	(10,420)	(8,316)	(4,334)

Interest income and other, net	242	(71)	82

Loss before income taxes	(10,178)	(8,387)	(4,252)
Provision for income taxes	127	246	164

Net loss	$(10,305)	$(8,633)	$(4,416)

Basic and diluted net loss per share	$(0.10)	$(0.10)	$(0.06)

Weighted average outstanding shares:
Basic and diluted	98,749	85,648	70,413

IKANOS COMMUNICATIONS, INC.

Unaudited Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 30, 2014				Three Months Ended March 31, 2013
	As Reported	Non-GAAP Adjustments		Non-GAAP	As Reported	Non-GAAP Adjustments		Non-GAAP
Revenue	$14,513	$—		$14,513	$26,152	$—		$26,152
Cost of revenue	7,436	(2	) (a)	7,314	12,196	(1	) (a)	12,075
		(120	) (b)			(120	) (b)

Gross profit	7,077	(122)		7,199	13,956	(121)		14,077

Operating expenses:
Research and development	12,676	(640	) (a)	12,036	13,518	(571	) (a)	12,947
Selling, general and administrative	4,821	(347	) (a)	4,474	4,772	(262	) (a)	4,385
						(125	) (b)

Total operating expenses	17,497	(987)		16,510	18,290	(958)		17,332

Loss from operations	(10,420)	1,109		(9,311)	(4,334)	1,079		(3,255)
Interest income and other, net	242	—		242	82	—		82

Loss before income taxes	(10,178)	1,109		(9,069)	(4,252)	1,079		(3,173)
Provision for income taxes	127	—		127	164	—		164

Net loss	$(10,305)	$1,109		$(9,196)	$(4,416)	$1,079		$(3,337)

Net loss per share:
Basic and diluted	$(0.10)			$(0.09)	$(0.06)			$(0.05)

Weighted average outstanding shares:
Basic and diluted	98,749			98,749	70,413			70,413

Notes:

	Three Months Ended
	March 30, 2014	March 31, 2013
(a) Stock-based compensation	$989	$834
(b) Amortization of acquired intangible assets	120	245

Total non-GAAP adjustments	$1,109	$1,079

IKANOS COMMUNICATIONS, INC.

Unaudited Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 29, 2013
	As Reported	Non-GAAP Adjustments		Non-GAAP
Revenue	$17,582	$—		$17,582
Cost of revenue	8,806	(2	) (a)	8,684
		(120	) (b)

Gross profit	8,776	(122)		8,898

Operating expenses:
Research and development	12,503	(640	) (a)	11,863
Selling, general and administrative	4,589	(281	) (a)	4,308

Total operating expenses	17,092	(921)		16,171

Loss from operations	(8,316)	1,043		(7,273)
Interest income and other, net	(71)	—		(71)

Loss before income taxes	(8,387)	1,043		(7,344)
Provision for income taxes	246	—		246

Net loss	$(8,633)	$1,043		$(7,590)

Net loss per share:
Basic and diluted	$(0.10)			$(0.09)

Weighted average outstanding shares:
Basic and diluted	85,648			85,648

Notes:

Three Months Ended December 29, 2013
(a) Stock-based compensation	$923
(b) Amortization of acquired intangible assets	120

Total non-GAAP adjustments	$1,043

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 30, 2014	December 29, 2013	March 31, 2013
Assets
Current assets:
Cash, cash equivalents and short-term investments	$33,660	$39,516	$31,565
Accounts receivable	10,962	15,892	10,441
Inventory	1,314	2,017	7,375
Prepaid expenses and other current assets	3,075	3,245	3,684

Total current assets	49,011	60,670	53,065
Property and equipment, net	8,666	8,612	8,281
Intangible assets, net	598	718	1,285
Other assets	1,949	1,952	2,556

	$60,224	$71,952	$65,187

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving line	$8,480	$12,000	$5,000
Accounts payable	5,919	4,692	3,494
Accrued liabilities	8,093	8,232	10,828

Total current liabilities	22,492	24,924	19,322
Other liabilities	1,541	1,637	2,561

Total liabilities	24,033	26,561	21,883
Stockholders’ equity	36,191	45,391	43,304

	$60,224	$71,952	$65,187